Exhibit 23
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No.s 2-9302, 2-93052-99, 33-36511, 33-38470, 33-41957, 33-41959, 33-75244, 33-58973, 333-03439, 333-14797, 333-62427, 333-63431, 333-63545, 333-72973, 333-52904, 333-52906, 333-52908, 333-52910, 333-52912, 333-60416 and 333-107499) and in the Registration Statements on Form S-3 (No.s 33-54192, 33-82544, 333-46237, 333-44170, 333-53978, 333-64982, 333-65434, 333-91722, 333-91726, 333-104055 and 333-146980) of Champion Enterprises, Inc., of our reports dated April 12, 2007 (except for Notes 12 and 19, March 3, 2008) relating to the consolidated financial statements of SRI Homes Inc. which appear in this Current Report on Form 8-K/A of Champion Enterprises, Inc. dated March 10, 2008.
/s/ BDO Dunwoody LLP
Kelowna, British Columbia, Canada
March 10, 2008